Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated April 19, 2007)
HEALTH FITNESS CORPORATION
6,681,000 Shares of Common Stock
     This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus dated April 19, 2007 (as previously supplemented by the prospectus supplements dated May 15, 2007, May 21, 2007 and May 22, 2007, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.
     On June 6, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K with respect to unregistered sales of equity securities.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.
     Investing in our common stock is speculative and involves risk. You should read the section entitled “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in the Prospectus, for a discussion of certain risk factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 4. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is June 6, 2007.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2007
Health Fitness Corporation
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-25064	41-1580506
(Commission File Number)	(IRS Employer
Identification No.)
3600 American Boulevard W., Suite 560
Bloomington, Minnesota 55431
(Address of Principal Executive Offices and Zip Code)
(952) 831-6830
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     On June 1, 2007, Health Fitness Corporation (the “Company”) made grants of restricted common stock to certain executive officers of the Company under the 2007 Equity Incentive Plan. The total number of shares of restricted stock granted was 646,652. Each grant vests in whole or in part at the time of completion of the Company’s 2009 annual audit, subject to the achievement of performance objectives. The following executive officers received grants of restricted stock in the numbers set forth below:

Name	Title	Number of Shares
Gregg Lehman	President and CEO	126,795
Jerry Noyce	Vice Chairman	126,795
Wes Winnekins	CFO and Treasurer	76,077
Peter Egan	Chief Science Officer	63,397
David Hurt	VP Acct Services-Fitness Mgmt	63,397
Katherine Hamlin	VP Acct Services-Health Mgmt	63,397
John Ellis	Chief Information Officer	63,397
Brian Gagne	National VP-Health Mgmt	63,397
     The Company made these grants of restricted stock in reliance on the private placement exemption set forth in Section 4(2) of the Securities Act of 1933, as amended, as all of the grantees were executive officers of the Company. No broker/dealers were involved and no commissions were paid in connection with these grants.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 5, 2007

HEALTH FITNESS CORPORATION
By:	/s/ Wesley W. Winnekins
Wesley W. Winnekins
Chief Financial Officer